Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78379, 333-35484, 333-99251, 333-116062 and 333-167256 on Form S-8 and Registration Statement No. 333-91954 on Form S-3, of our report dated February 24, 2012 (July 18, 2012 as to the effects of the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts as discussed in Note 12), relating to the consolidated financial statements of StanCorp Financial Group, Inc., and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for costs associated with acquiring or renewing insurance contracts as required by Accounting Standards Update No. 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts), appearing in this Current Report on Form 8-K of the Company.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

July 18, 2012